George Putnam Balanced Fund, July 31, 2017 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	11,236
Class B	   95
Class C	  197
Class M	  488

72DD2 (000s omitted)

Class R	     7
Class R5	   566
Class R6	   156
Class Y	   947

73A1

Class A	0.212
Class B	0.079
Class C   0.081
Class M	0.127

73A2

Class R	0.178
Class R5	0.195
Class R6	0.279
Class Y	0.257

74U1	(000s omitted)

Class A   50,943
Class B	 1,070
Class C	 2,426
Class M	 3,767

74U2	(000s omitted)

Class R	    57
Class R5	     1
Class R6	   612
Class Y	 4,055

74V1

Class A	19.09
Class B	18.87
Class C	18.95
Class M	18.82

74V2

Class R	19.03
Class R5	19.24
Class R6	19.17
Class Y	19.16

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.